Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 16, 2023, with respect to the consolidated financial statements of MediWound Ltd., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Member Firm of KPMG International
Haifa, Israel
March 16, 2023